EXHIBIT 3.3


                             Form 19
                           __________
                          (SECTION 348)

                                               CERTIFICATE OF
                                               INCORPORATION NO.
                                               554056
                          ____________
                           COMPANY ACT
                           ___________
                       SPECIAL RESOLUTION

       THE FOLLOWING SPECIAL RESOLUTION* WAS PASSED BY THE
           UNDERMENTIONED COMPANY ON THE DATE STATED:


NAME OF COMPANY:     LIONS GATE ENTERTAINMENT CORP.

DATE RESOLUTION PASSED:    SEPTEMBER 26, 2000.

RESOLUTION: +

          "RESOLVED, as a special resolution, that the articles of the Company be amended by creating a new Part 27 entitled "Special Rights and Restrictions of Preferred Shares, Restricted Voting, Non-Transferable Series B" in the form as set out in Schedule "A" attached hereto."


CERTIFIED A TRUE COPY THE 10TH DAY OF OCTOBER, 2000.

                              HEENAN BLAIKIE
                              BY:
                                   "RICHARD RAINEY"
                              -------------------------------------
                              SOLICITORS FOR THE COMPANY

*  SEE SECTION 1(1) FOR DEFINITION OF "SPECIAL RESOLUTION".
+  INSERT TEXT OR SPECIAL RESOLUTION.

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                         SCHEDULE "A" TO
                             FORM 19
            SPECIAL RESOLUTION OF SEPTEMBER 26, 2000


                             PART 27

                 LIONS GATE ENTERTAINMENT CORP.

               SPECIAL RIGHTS AND RESTRICTIONS OF
 PREFERRED SHARES, RESTRICTED VOTING, NON-TRANSFERABLE SERIES B


DESIGNATION AND NUMBER
----------------------
27.1 The second series of Preferred Shares shall consist of ten
     (10) Preferred Shares, which shares shall be designated as Preferred Shares, Restricted Voting, Non-Transferable Series B (the "Series B Preferred Shares") and which, in addition to the rights, privileges, restrictions and conditions attached to the Preferred Shares as a class, shall have attached thereto the rights, privileges, restrictions and conditions as set forth herein.

ISSUE PRICE
-----------
27.2 For the purposes hereof, the issue price of each Series B
     Preferred Share shall be deemed to be ten dollars in United
     States currency (US$10) per share (the "Issue Price").

DIVIDENDS
---------
27.3 The holders of Series B Preferred Shares shall not, as such, have any entitlement to receive dividends.

LIQUIDATION, DISSOLUTION OR WINDING UP
--------------------------------------
27.4 In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its members for the purposes of winding up its affairs (each a "Liquidation"), the holders of the Series B Preferred Shares shall be entitled, subject in all cases to the Company Act (British Columbia) and the rights of the Series A Preferred Shares (to which the Series B Shares are subordinate in the event of a Liquidation), but in priority to the rights of the holders of Common Shares or all other shares ranking junior to the Series B Preferred Shares, an amount (the "Series B Liquidation Amount") equal to the Issue Price with respect to each Series B Preferred Share held by them.

27.5 If upon any Liquidation of the Company, the assets of the Company available for distribution shall be insufficient to pay in full the amounts so payable as above provided, then such assets shall be distributed among the holders of Series B Preferred Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Shares if such assets were sufficient to permit payment in full of all amounts payable thereon.

27.6 After payment to the holders of the Series B Preferred
     Shares of the amounts so payable to them as provided above, holders of the Series B Preferred Shares shall have no right or claim to share in any further distribution of the property or assets of the Company.

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VOTING
------
27.7 If and for so long as any Series B Preferred Shares are outstanding and for so long as Mark Amin is legally qualified to serve on the board of directors of the Company, the holders of the Series B Preferred Shares, exclusively and separately as a class, shall be entitled to elect one member of the board of directors of the Company, who shall be Mark Amin (and only Mark Amin).

27.8 Except as provided in Section 27.7 above, the holders of Series B Preferred Shares shall not, as such, have any voting rights for the election of directors or, subject to any voting rights accorded them pursuant to the provisions of the Company Act (British Columbia) (the "Company Act"), for any other purpose, nor, except for the purpose of exercising any voting rights accorded to them pursuant to the Company Act, shall they be entitled to receive notice of or attend meetings of the members of the Company.

REDEMPTION
----------
27.9 Subject to applicable law, the Company may upon giving notice as hereinafter provided redeem all and not less than all of the outstanding Series B Preferred Shares on payment for each share of an amount equal to one hundred percent (100%) of the price or deemed price at which such shares were issued (hereinafter referred to as the "Series B Redemption Amount") upon and subject to the occurrence of either of the following events (each referred to as a "Series B Redemption Event"):

     (a) Reduction in Common Shareholdings. If, at any time after the last day of the thirty-six (36th) month following the first issue date of any Series B Preferred Shares, the holders of Series B Preferred Shares and each of their controlled affiliates, family members, including, without limitation, siblings, and trusts over which such holders maintain sole voting power, as a group, are the registered or beneficial holders of less than two million (2,000,000) Common Shares in the capital of the Company (hereinafter referred to as the "Series B Threshold Amount"); or

     (b) Change of Control If at any time the Company or its shareholders shall be a party to any transaction, including without limitation, any amalgamation, arrangement, takeover bid, issuer bid, consolidation or merger which results in the holders of Common Shares immediately prior to the effective date of such transaction (calculated on a pro forma basis, including the Common Shares issuable upon the conversion of all outstanding Series A Preferred Shares) holding, in the aggregate, less than fifty percent (50%) of the surviving corporation or entity which results from the transaction, or any sale of all or substantially all of the Company's assets (each of the foregoing being referred to as a "Transaction", which for greater certainty includes a series of transactions among the substantially the same parties).

27.10 In the event that the Company should at any time or from time to time after the issue date of any Series B Preferred Shares consolidate, split or subdivide the outstanding Common Shares of the Company or make any distribution by which the holders of Common Shares are entitled to receive a dividend or other distribution payable in additional Common Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Shares (hereinafter referred to as "Common Share Equivalents") without payment of any consideration by such holder for the additional Common Shares or Common Share Equivalents
       (including the additional Common Shares issuable upon conversion or exercise

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       thereof), then, as of the date of
       such consolidation, split, subdivision or distribution, the Series B Threshold Amount will be adjusted in proportion to the increase or decrease in the number of Common Shares outstanding as a result thereof.

27.11 Any notice given pursuant to Section 27.9 above will be effective for all purposes if delivered by registered mail or in person (including by courier with acknowledged receipt) to a holder of Series B Preferred Shares at such holder's address as last recorded in the register of members of the Company.

27.12 The Series B Shares may not be sold or otherwise transferred.


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